Exhibit 99.d.11.i

THE UBS FUNDS, ON BEHALF OF ITS SERIES,
UBS US Dividend ruler fund
INVESTMENT ADVISORY AGREEMENT
AMENDMENT NUMBER ONE

THIS AMENDMENT is made as of the 7th day of March 2023, by and between The UBS Funds, a Delaware statutory trust (the “Trust”), and UBS Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Trust and the Advisor have previously entered into an Investment Advisory Agreement, dated July 2, 2020 (the “Advisory Agreement”), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS US Dividend Ruler Fund series (the “Series”); and

WHEREAS, the Advisor and the Trust have decided to amend the Advisory Agreement to reduce compensation of the Advisor as provided in Section 3 of such Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.            Section 3 of the Advisory Agreement is hereby deleted in its entirety and replaced with the following:

2.            Compensation of the Advisor. For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Series shall pay to the Advisor within five business days after the end of each calendar month, a monthly fee of one twelfth of the Series’ average daily net assets for the month in accordance with the following fee schedule:

Assets Under Management	Fee
$0 - $250 million	0.5000%
On the next $250 - $500 million	0.4875%
On the next $500 - $750 million	0.4750%
On the next $750 - $1 billion	0.4625%
On the next $1 - $2 billion	0.4500%
Above $2 billion	0.4375%

In the event of termination of this Agreement, the fee provided in this Section 3 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

1.	The effective date of the Amendment shall be March 7, 2023.

2.	This Amendment may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

3.	The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed as of the 7th day of March 2023.

THE UBS FUNDS		THE UBS FUNDS

By:	/s/ Joanne Kilkeary	By:	/s/ Igor Lasun
Name:	Joanne Kilkeary	Name:	Igor Lasun
Title:	Treasurer	Title:	President

UBS ASSET MANAGEMENT (AMERICAS) INC.		UBS ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name:	Keith A. Weller
Title:	Director and Assoc. General Counsel	Title:	Executive Director and Deputy General Counsel

2